Exhibit 12.01

CITIGROUP INC.

CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

	Year ended December 31,
In millions of dollars, except for ratios	2007	2006(1)(2)	2005(1)(2)	2004(1)(2)	2003(1)(2)
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$49,622	$35,682	$23,120	$13,271	$9,942
Interest factor in rent expense	681	570	516	487	460

Total fixed charges	$50,303	$36,252	$23,636	$13,758	$10,402

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,701	$29,639	$29,433	$22,736	$25,170
Fixed charges (excluding preferred stock dividends)	50,303	36,252	23,636	13,758	10,402

Total income	$52,004	$65,891	$53,069	$36,494	$35,572

Ratio of income to fixed charges excluding interest on deposits	1.03	1.82	2.25	2.65	3.42

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$77,531	$56,943	$36,676	$22,004	$17,184
Interest factor in rent expense	681	570	516	487	460

Total fixed charges	$78,212	$57,513	$37,192	$22,491	$17,644

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,701	$29,639	$29,433	$22,736	$25,170
Fixed charges (excluding preferred stock dividends)	78,212	57,513	37,192	22,491	17,644

Total income	$79,913	$87,152	$66,625	$45,227	$42,814

Ratio of income to fixed charges including interest on deposits	1.02	1.52	1.79	2.01	2.43

(1)	On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup’s Asset Management Business to Legg Mason, Inc. Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(2)	On July 1, 2005, Citigroup completed the sale of Citigroup’s Travelers Life & Annuity and substantially all of Citigroup’s international insurance businesses to MetLife, Inc. Citigroup reports these businesses separately as discontinued operations in the Company’s Consolidated Statement of Income.